EXHIBIT 99.1

ServisFirst Bancshares, Inc. Announces Results For First Quarter of 2021

BIRMINGHAM, Ala., April 19, 2021 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc. (NASDAQ: SFBS), today announced earnings and operating results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights:

  Diluted earnings per share were $0.95 for the first quarter, an increase of 48% over the first quarter of 2020
  Deposits grew from $7.83 billion to $10.58 billion year-over-year, or 35%, and grew $602 million on a linked-quarter basis, or 24%, annualized
  We funded approximately 2,170 round-two Payroll Protection Program (“PPP”) loans totaling approximately $386 million through March 31, 2021
  Our loan pipeline reached a record level during the quarter
  Liquidity reached record levels, with over $2.5 billion on deposit at the Federal Reserve Bank
  We continue to experience excellent credit quality as we prepare to exit the pandemic
  Our efficiency ratio improved to 28% during the quarter compared to 33% during the first quarter of 2020
  Book value per share increased to $19.03, a 16% increase year-over-year

Tom Broughton, Chairman, President and CEO, said, “We are pleased to see the rebound in our pipeline to record levels. All signs point to an economic resurgence post-pandemic.”

Bud Foshee, CFO, said, “Growth has continued our normal trend lines while our expense control has been very good.”

FINANCIAL SUMMARY (UNAUDITED)
(in Thousands except share and per share amounts)

	Period Ending March 31, 2021	Period Ending December 31, 2020	% Change From Period Ending December 31, 2020 to Period Ending March 31, 2021	Period Ending March 31, 2020	% Change From Period Ending March 31, 2020 to Period Ending March 31, 2021
QUARTERLY OPERATING RESULTS
Net Income	$51,455	$50,981	1%	$34,778	48%
Net Income Available to Common Stockholders	$51,455	$50,949	1%	$34,778	48%
Diluted Earnings Per Share	$0.95	$0.94	1%	$0.64	48%
Return on Average Assets	1.72%	1.74%		1.54%
Return on Average Common Stockholders' Equity	19.83%	20.78%		16.23%
Average Diluted Shares Outstanding	54,381,991	54,273,944		54,167,414

BALANCE SHEET
Total Assets	$12,647,374	$11,932,654	6%	$9,364,882	35%
Loans	8,504,980	8,465,688	-%	7,568,836	12%
Non-interest-bearing Demand Deposits	3,044,611	2,788,772	9%	1,925,626	58%
Total Deposits	10,577,610	9,975,724	6%	7,832,655	35%
Stockholders' Equity	1,030,485	992,852	4%	881,885	17%

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income and net income available to common stockholders of $51.5 million for the quarter ended March 31, 2021, compared to net income and net income available to common stockholders of $34.8 million for the same quarter in 2020. Basic and diluted earnings per common share were $0.95 for the first quarter of 2021, compared to $0.65 and $0.64, respectively, for the first quarter of 2020.

Annualized return on average assets was 1.72% and annualized return on average common stockholders’ equity was 19.83% for the first quarter of 2021, compared to 1.54% and 16.23%, respectively, for the first quarter of 2020.

Net interest income was $92.4 million for the first quarter of 2021, compared to $92.1 million for the fourth quarter of 2020 and $77.6 million for the first quarter of 2020. The net interest margin in the first quarter of 2021 was 3.20% compared to 3.27% in the fourth quarter of 2020 and 3.58% in the first quarter of 2020. Accretion of net fees on PPP loans of $9.1 million during the first quarter of 2021 contributed 43 basis points of the loan yield, compared to $7.5 million of PPP loan fee accretion during the fourth quarter of 2020, or 35 basis points of the loan yield.

Average loans for the first quarter of 2021 were $8.51 billion, an increase of $47.9 million, or 2% annualized, with average loans of $8.46 billion for the fourth quarter of 2020, and an increase of $1.15 billion, or 16%, with average loans of $7.36 billion for the first quarter of 2020. Origination of round-two PPP loans during the first quarter of 2021 totaled $402 million while forgiveness of round-one PPP loans during the first quarter of 2021 totaled $334 million.

Average total deposits for the first quarter of 2021 were $10.18 billion, an increase of $337.0 million, or 14% annualized, with average total deposits of $9.84 billion for the fourth quarter of 2020, and an increase of $2.54 billion, or 33%, with average total deposits of $7.64 billion for the first quarter of 2020.

Non-performing assets to total assets were 0.16% for the first quarter of 2021, a decrease of five basis points compared to 0.21% for the fourth quarter of 2020 and a decrease of 28 basis points compared to 0.44% for the first quarter of 2020. Annualized net charge-offs to average loans were 0.02%, a 39 basis point decrease compared to 0.41% for the fourth quarter of 2020 and a decrease of 24 basis points compared to 0.26% for the first quarter of 2020. The allowance for credit losses for the quarters ending March 31, 2021 and December 31, 2020 were calculated under the CECL methodology and as a percentage of total loans were 1.12% and 1.04%, respectively. Other quarter-end periods presented for the allowance for loans losses were not restated for CECL adoption and were calculated under the incurred loss methodology. The allowance for loan losses as a percentage of total loans was 1.13% at March 31, 2020. Excluding PPP loans, for all periods discussed, the allowance for credit losses as a percentage of total loans under the CECL methodology at March 31, 2021 and December 31, 2020 was 1.26% and 1.16%, respectively, compared to 1.13% at March 31, 2020, under the incurred loss model. We recorded a $7.5 million provision for credit losses in the first quarter of 2021 compared to $6.3 million in the fourth quarter of 2020 and $13.6 million in the first quarter of 2020.

Non-interest income for the first quarter of 2021 increased $1.8 million, or 27%, to $8.5 million from $6.7 million in the first quarter of 2020. Mortgage banking revenue increased $1.7 million, or 157%, to $2.7 million from the first quarter of 2020 to the first quarter of 2021. Mortgage loan sales increased approximately 106% during the first quarter of 2021 when compared to the same quarter in 2020. Net credit card revenue decreased $573,000, or 33%, to $1.2 million during the first quarter of 2021, compared to $1.8 million during the first quarter of 2020, mainly due to a one-time catch up in under-accrued rebate expenses. The number of credit card accounts increased approximately 28% and the aggregate amount of spend on all credit card accounts increased 16% during the first quarter of 2021 compared to the first quarter of 2020. Cash surrender value of life insurance increased $205,000, or 14%, to $1.7 million during the first quarter of 2021, compared to $1.5 million during the first quarter of 2020. Other income for the first quarter of 2021 increased $489,000, or 104%, to $1.0 million from $469,000 in the first quarter of 2020. The interest rate cap bought in May of 2020 increased in value during the first quarter of 2021, contributing $275,000 to the increase in other income. Merchant service revenue increased from $100,000 during the first quarter of 2020 to $191,000 during the first quarter of 2021.

Non-interest expense for the first quarter of 2021 increased $1.0 million, or 4%, to $28.9 million from $27.9 million in the first quarter of 2020, and increased $712,000, or 3%, on a linked quarter basis. Salary and benefit expense for the first quarter of 2021 decreased $115,000, or 1%, to $15.6 million from $15.7 million in the first quarter of 2020, and increased $573,000, or 4%, on a linked quarter basis. Salary expense alone only increased by $11,000 during the first quarter of 2021 compared to the first quarter of 2020. Increased loan origination cost deferrals during the first quarter of 2021 over the amount in the first quarter of 2020 offset increased incentive accruals during the same comparative periods. Origination of round-two PPP loans during the first quarter of 2021 drove the increase in cost deferrals. The number of FTE employees decreased by one to 491 at March 31, 2021 compared to 492 at March 31, 2020, and decreased by two from the end of the fourth quarter of 2020. Equipment and occupancy expense increased $254,000, or 11%, to $2.7 million in the first quarter of 2021, from $2.4 million in the first quarter of 2020, and decreased $26,000 on a linked-quarter basis. Third party processing and other services expense decreased $41,000, or 1%, to $3.4 million in the first quarter of 2021, from $3.5 million in the first quarter of 2020 and was unchanged on a linked-quarter basis. Professional services expense decreased $25,000, or 3%, to $923,000 in the first quarter of 2021, from $948,000 in the first quarter of 2020, and decreased $325,000 on a linked-quarter basis. Fourth quarter 2020 professional services were inflated due to expenses associated with updating the Bank’s online application portal for the round-two PPP loans. FDIC and other regulatory assessments increased $250,000 to $1.6 million in the first quarter of 2021, from $1.3 million in the first quarter of 2020, and increased $216,000, or 16%, on a linked quarter basis. A larger assessment base driven by increased deposits caused the increase in FDIC assessments. Expenses associated with other real estate owned decreased $444,000 to $157,000 in the first quarter of 2021, from $601,000 in the first quarter of 2020, and increased $17,000, or 12%, on a linked quarter basis. First quarter 2020 included write-downs in value of property based on updated appraisals related to one foreclosed loan relationship. Other operating expenses for the first quarter of 2021 increased $1.1 million, or 32%, to $4.6 million from $3.5 million in the first quarter of 2020, and increased $259,000 on a linked-quarter basis. We increased our credit losses on unfunded loan commitments by $600,000 in the first quarter of 2021 with a charge to other operating expenses. The efficiency ratio was 28.68% during the first quarter of 2021 compared to 33.11% during the first quarter of 2020 and compared to 28.11% during the fourth quarter of 2020.

Income tax expense increased $5.0 million, or 48%, to $13.0 million in the first quarter of 2021, compared to $8.0 million in the first quarter of 2020. Our effective tax rate was 20.18% for the first quarter of 2021 compared to 18.76% for the first quarter of 2020. We recognized a reduction in provision for income taxes resulting from excess tax benefits from the exercise and vesting of stock options and restricted stock during the first quarters of 2021 and 2020 of $1.6 million and $1.1 million, respectively.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including tangible common stockholders’ equity, total tangible assets, tangible book value per share and tangible common equity to total tangible assets, each of which excludes goodwill and core deposit intangibles associated with our acquisition of Metro Bancshares, Inc. in January 2015.  We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use.  The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release.  Dollars are in thousands, except share and per share data.

	At March 31, 2021	At December 31, 2020	At September 30, 2020	At June 30, 2020	At March 31, 2020
Book value per share - GAAP	$19.03	$18.41	$17.61	$16.98	$16.38
Total common stockholders' equity - GAAP	1,030,485	992,852	949,589	914,588	881,885
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,841	13,908	13,976	14,043	14,111
Tangible common stockholders' equity - non-GAAP	$1,016,644	$978,944	$935,613	$900,545	$867,775
Tangible book value per share - non-GAAP	$18.78	$18.15	$17.35	$16.72	$16.12

Stockholders' equity to total assets - GAAP	8.15%	8.32%	8.33%	8.31%	9.42%
Total assets - GAAP	$12,647,374	$11,927,955	$11,394,874	$11,012,195	$9,364,882
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,841	13,908	13,976	14,043	14,111
Total tangible assets - non-GAAP	$12,633,533	$11,914,047	$11,380,898	$10,998,152	$9,350,771
Tangible common equity to total tangible assets - non-GAAP	8.05%	8.22%	8.22%	8.19%	9.28%

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Montgomery, Mobile and Dothan, Alabama, Pensacola, Sarasota and Tampa Bay, Florida, Atlanta, Georgia, Charleston, South Carolina and Nashville, Tennessee.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “could,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including, but not limited to: the global health and economic crisis precipitated by the COVID-19 outbreak; general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base; economic crisis and associated credit issues in industries most impacted by the COVID-19 outbreak, including but not limited to, the restaurant, hospitality and retail sectors; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q for fiscal year 2020, and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
dmange@servisfirstbank.com

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands except share and per share data)

	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020
CONSOLIDATED STATEMENT OF INCOME
Interest income	$100,396	$101,065	$96,110	$95,080	$96,767
Interest expense	8,031	8,984	11,028	11,846	19,127
Net interest income	92,365	92,081	85,082	83,234	77,640
Provision for credit losses	7,451	6,283	12,284	10,283	13,584
Net interest income after provision for credit losses	84,914	85,798	72,798	72,951	64,056
Non-interest income	8,463	8,237	8,172	7,033	6,674
Non-interest expense	28,914	28,202	26,573	28,816	27,920
Income before income tax	64,463	65,833	54,397	51,168	42,810
Provision for income tax	13,008	14,852	11,035	10,720	8,032
Net income	51,455	50,981	43,362	40,448	34,778
Preferred stock dividends	-	32	-	31	-
Net income available to common stockholders	$51,455	$50,949	$43,362	$40,417	$34,778
Earnings per share - basic	$0.95	$0.94	$0.80	$0.75	$0.65
Earnings per share - diluted	$0.95	$0.94	$0.80	$0.75	$0.64
Average diluted shares outstanding	54,381,991	54,273,944	54,232,965	54,194,506	54,167,414

CONSOLIDATED BALANCE SHEET DATA
Total assets	$12,647,374	$11,932,654	$11,394,874	$11,012,195	$9,364,882
Loans	8,504,980	8,465,688	8,508,544	8,315,375	7,568,836
Debt securities	962,129	886,938	913,299	856,378	827,032
Non-interest-bearing demand deposits	3,044,611	2,788,772	2,762,814	2,678,893	1,925,626
Total deposits	10,577,610	9,975,724	9,673,783	9,342,918	7,832,655
Borrowings	64,691	64,748	64,719	64,715	64,707
Stockholders' equity	$1,030,485	$992,852	$949,589	$914,588	$881,885

Shares outstanding	54,137,650	53,943,751	53,915,245	53,874,276	53,844,009
Book value per share	$19.03	$18.41	$17.61	$16.98	$16.38
Tangible book value per share (1)	$18.78	$18.15	$17.35	$16.72	$16.12

SELECTED FINANCIAL RATIOS (Annualized)
Net interest margin	3.20%	3.27%	3.14%	3.32%	3.58%
Return on average assets	1.72%	1.74%	1.54%	1.55%	1.54%
Return on average common stockholders' equity	19.83%	20.78%	18.43%	18.40%	16.23%
Efficiency ratio	28.68%	28.11%	28.50%	31.92%	33.11%
Non-interest expense to average earning assets	1.00%	1.00%	0.98%	1.15%	1.29%

CAPITAL RATIOS (2)
Common equity tier 1 capital to risk-weighted assets	10.73%	10.50%	11.24%	11.26%	10.68%
Tier 1 capital to risk-weighted assets	10.73%	10.50%	11.25%	11.27%	10.68%
Total capital to risk-weighted assets	12.48%	12.20%	13.10%	13.27%	12.54%
Tier 1 capital to average assets	8.25%	8.23%	8.22%	8.46%	9.56%
Tangible common equity to total tangible assets (1)	8.05%	8.22%	8.22%	8.19%	9.28%

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures.
(2) Regulatory capital ratios for most recent period are preliminary.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	March 31, 2021	March 31, 2020	% Change
ASSETS
Cash and due from banks	$70,107	$80,461	(13)%
Interest-bearing balances due from depository institutions	2,738,046	297,943	819%
Federal funds sold	1,577	306,127	(99)%
Cash and cash equivalents	2,809,730	684,531	310%
Available for sale debt securities, at fair value	961,879	826,782	16%
Held to maturity debt securities (fair value of $250 at March 31, 2021 and 2020)	250	250	-
Mortgage loans held for sale	15,834	6,747	135%
Loans	8,504,980	7,568,836	12%
Less allowance for credit losses	(94,906)	(85,414)	11%
Loans, net	8,410,074	7,483,422	12%
Premises and equipment, net	56,472	55,992	1%
Goodwill and other identifiable intangible assets	13,841	14,111	(2)%
Other assets	379,294	293,047	29%
Total assets	$12,647,374	$9,364,882	35%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$3,044,611	$1,925,626	58%
Interest-bearing	7,532,999	5,907,029	28%
Total deposits	10,577,610	7,832,655	35%
Federal funds purchased	911,558	543,623	68%
Other borrowings	64,691	64,707	-%
Other liabilities	63,030	42,012	50%
Total liabilities	11,616,889	8,482,997	37%
Stockholders' equity:
Preferred stock, par value $0.001 per share; 1,000,000 authorized and undesignated at
March 31, 2021 and March 31, 2020	-	-
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 54,137,650 shares issued and outstanding at March 31, 2021, and 53,844,009 shares issued and outstanding
at March 31, 2020	54	54	-%
Additional paid-in capital	224,302	221,901	1%
Retained earnings	788,875	641,980	23%
Accumulated other comprehensive income	16,754	17,448	(4)%
Total stockholders' equity attributable to ServisFirst Bancshares, Inc.	1,029,985	881,383	17%
Noncontrolling interest	500	502	-%
Total stockholders' equity	1,030,485	881,885	17%
Total liabilities and stockholders' equity	$12,647,374	$9,364,882	35%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended March 31,
	2021	2020
Interest income:
Interest and fees on loans	$93,803	$89,385
Taxable securities	5,807	5,154
Nontaxable securities	107	233
Federal funds sold	3	277
Other interest and dividends	676	1,718
Total interest income	100,396	96,767
Interest expense:
Deposits	6,881	16,745
Borrowed funds	1,150	2,382
Total interest expense	8,031	19,127
Net interest income	92,365	77,640
Provision for credit losses	7,451	13,584
Net interest income after provision for credit losses	84,914	64,056
Non-interest income:
Service charges on deposit accounts	1,908	1,916
Mortgage banking	2,747	1,071
Credit card income	1,192	1,765
Increase in cash surrender value life insurance	1,658	1,453
Other operating income	958	469
Total non-interest income	8,463	6,674
Non-interest expense:
Salaries and employee benefits	15,543	15,658
Equipment and occupancy expense	2,654	2,400
Third party processing and other services	3,416	3,457
Professional services	923	948
FDIC and other regulatory assessments	1,582	1,332
Other real estate owned expense	157	601
Other operating expense	4,639	3,524
Total non-interest expense	28,914	27,920
Income before income tax	64,463	42,810
Provision for income tax	13,008	8,032
Net income	51,455	34,778
Dividends on preferred stock	-	-
Net income available to common stockholders	$51,455	$34,778
Basic earnings per common share	$0.95	$0.65
Diluted earnings per common share	$0.95	$0.64

LOANS BY TYPE (UNAUDITED)
(In thousands)

	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020
Commercial, financial and agricultural	$3,323,093	$3,295,900	$3,466,189	$3,498,627	$2,771,307
Real estate - construction	666,592	593,614	530,919	544,586	548,578
Real estate - mortgage:
Owner-occupied commercial	1,698,695	1,693,428	1,725,222	1,634,495	1,678,532
1-4 family mortgage	685,840	711,692	671,841	665,883	675,870
Other mortgage	2,068,560	2,106,184	2,056,549	1,911,384	1,834,137
Subtotal: Real estate - mortgage	4,453,095	4,511,304	4,453,612	4,211,762	4,188,539
Consumer	62,200	64,870	57,834	60,400	60,412
Total loans	$8,504,980	$8,465,688	$8,508,554	$8,315,375	$7,568,836

SUMMARY OF CREDIT LOSS EXPERIENCE (UNAUDITED)
(Dollars in thousands)
	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020
Allowance for credit losses:
Beginning balance	$87,942	$92,440	$91,507	$85,414	$76,584
Impact of Adoption of ASC 326	-	(2,000)	-	-	-
Loans charged off:
Commercial financial and agricultural	477	8,792	11,146	1,358	2,640
Real estate - construction	-	202	-	376	454
Real estate - mortgage	12	-	200	2,520	1,678
Consumer	87	38	44	62	58
Total charge offs	576	9,032	11,390	4,316	4,830
Recoveries:
Commercial financial and agricultural	26	94	12	84	62
Real estate - construction	50	30	-	1	1
Real estate - mortgage	2	114	12	13	1
Consumer	11	13	15	28	12
Total recoveries	89	251	39	126	76
Net charge-offs	487	8,781	11,351	4,190	4,754
Provision for credit losses	7,451	6,283	12,284	10,283	13,584
Ending balance	$94,906	$87,942	$92,440	$91,507	$85,414

Allowance for credit losses to total loans	1.12%	1.04%	-	-	-
Allowance for credit losses to total average
loans	1.11%	1.04%	-	-	-
Allowance for loan losses to total loans	-	-	1.09%	1.10%	1.13%
Allowance for loan losses to total average
loans	-	-	1.11%	1.10%	1.16%
Net charge-offs to total average loans	0.02%	0.41%	0.54%	0.20%	0.26%
Provision for credit losses to total average
loans	0.35%	0.30%	-	-	-
Provision for loan losses to total average
loans	-	-	0.58%	0.50%	0.74%
Nonperforming assets:
Nonaccrual loans	$13,888	$13,973	$21,675	$16,881	$28,914
Loans 90+ days past due and accruing	4,804	4,981	4,898	5,133	4,954
Other real estate owned and
repossessed assets	2,067	6,497	6,976	6,537	7,448
Total	$20,759	$25,451	$33,549	$28,551	$41,316

Nonperforming loans to total loans	0.22%	0.22%	0.31%	0.26%	0.45%
Nonperforming assets to total assets	0.16%	0.21%	0.29%	0.26%	0.44%
Nonperforming assets to earning assets	0.17%	0.22%	0.30%	0.26%	0.45%
Allowance for credit losses to nonaccrual loans	683.37%	629.37%	-	-	-
Allowance for loan losses to nonaccrual loans	-	-	426.48%	542.07%	295.41%

Restructured accruing loans	$794	$818	$1,800	$975	$975

Restructured accruing loans to total loans	0.01%	0.01%	0.02%	0.01%	0.01%

TROUBLED DEBT RESTRUCTURINGS (TDRs) (UNAUDITED)
(In thousands)
	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020
Beginning balance:	$1,433	$2,738	$1,568	$2,367	$3,330
Additions	2,146	-	1,182	-	350
Net (paydowns) / advances	(37)	(619)	(12)	(12)	(232)
Charge-offs	-	(535)	-	(412)	(1,081)
Transfer to OREO	-	(151)	-	(375)	-
Ending balance	$3,542	$1,433	$2,738	$1,568	$2,367

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	1st Quarter 2021	4th Quarter 2020	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020
Interest income:
Interest and fees on loans	$93,803	$94,332	$89,564	$89,383	$89,385
Taxable securities	5,807	6,018	5,858	5,092	5,154
Nontaxable securities	107	129	166	211	233
Federal funds sold	3	5	16	34	277
Other interest and dividends	676	581	506	360	1,718
Total interest income	100,396	101,065	96,110	95,080	96,767
Interest expense:
Deposits	6,881	7,853	9,876	10,756	16,745
Borrowed funds	1,150	1,131	1,152	1,090	2,382
Total interest expense	8,031	8,984	11,028	11,846	19,127
Net interest income	92,365	92,081	85,082	83,234	77,640
Provision for credit losses	7,451	6,283	12,284	10,283	13,584
Net interest income after provision for credit losses	84,914	85,798	72,798	72,951	64,056
Non-interest income:
Service charges on deposit accounts	1,908	1,971	1,818	1,823	1,916
Mortgage banking	2,747	3,050	2,519	2,107	1,071
Credit card income	1,192	913	1,840	1,398	1,765
Increase in cash surrender value life insurance	1,658	1,660	1,733	1,464	1,453
Other operating income	958	643	262	241	469
Total non-interest income	8,463	8,237	8,172	7,033	6,674
Non-interest expense:
Salaries and employee benefits	15,543	14,970	14,994	15,792	15,658
Equipment and occupancy expense	2,654	2,680	2,556	2,434	2,400
Third party processing and other services	3,416	3,418	3,281	3,622	3,457
Professional services	923	1,248	955	1,091	948
FDIC and other regulatory assessments	1,582	1,366	1,061	595	1,332
Other real estate owned expense	157	140	119	1,303	601
Other operating expense	4,639	4,380	3,607	3,979	3,524
Total non-interest expense	28,914	28,202	26,573	28,816	27,920
Income before income tax	64,463	65,833	54,397	51,168	42,810
Provision for income tax	13,008	14,852	11,035	10,720	8,032
Net income	51,455	50,981	43,362	40,448	34,778
Dividends on preferred stock	-	32	-	31	-
Net income available to common stockholders	$51,455	$50,949	$43,362	$40,417	$34,778
Basic earnings per common share	$0.95	$0.94	$0.80	$0.75	$0.65
Diluted earnings per common share	$0.95	$0.94	$0.80	$0.75	$0.64

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS (UNAUDITED)
ON A FULLY TAXABLE-EQUIVALENT BASIS
(Dollars in thousands)

	1st Quarter 2021		4th Quarter 2020		3rd Quarter 2020		2nd Quarter 2020		1st Quarter 2020
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1)
Taxable	$8,484,914	4.47%	$8,435,237	4.43%	$8,335,087	4.26%	$8,301,775	4.31%	$7,328,594	4.89%
Tax-exempt (2)	27,592	4.17	29,393	4.16	30,068	4.14	31,929	4.12	32,555	4.04
Total loans, net of
unearned income	8,512,506	4.47	8,464,630	4.43	8,365,155	4.26	8,333,704	4.31	7,361,149	4.88
Mortgage loans held for sale	13,601	1.94	19,459	1.37	20,053	1.41	13,278	2.09	4,282	2.16
Debt securities:
Taxable	878,118	2.65	862,333	2.79	820,526	2.86	761,575	2.67	750,413	2.75
Tax-exempt (2)	21,084	2.43	25,542	2.52	31,880	2.51	38,201	2.62	44,029	2.33
Total securities (3)	899,202	2.64	887,875	2.78	852,406	2.84	799,776	2.67	794,442	2.72
Federal funds sold	11,935	0.10	16,306	0.12	41,884	0.15	83,274	0.16	105,423	1.06
Interest-bearing balances with banks	2,262,233	0.12	1,837,249	0.13	1,500,563	0.13	849,549	0.17	469,199	1.47
Total interest-earning assets	$11,699,477	3.48%	$11,225,519	3.58%	$10,780,061	3.55%	$10,079,581	3.80%	$8,734,495	4.46%
Non-interest-earning assets:
Cash and due from banks	71,166		91,258		75,065		76,212		66,140
Net premises and equipment	57,198		56,315		56,799		57,446		58,066
Allowance for credit losses, accrued
interest and other assets	320,407		308,746		281,196		248,702		241,479
Total assets	$12,148,248		$11,681,838		$11,193,121		$10,461,941		$9,100,180

Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$1,294,614	0.19%	$1,197,908	0.23%	$1,077,595	0.31%	$992,848	0.35%	$956,803	0.57%
Savings	93,375	0.18	86,259	0.18	82,671	0.36	72,139	0.42	67,380	0.50
Money market	5,057,828	0.27	4,933,285	0.31	4,739,566	0.44	4,285,907	0.52	4,061,286	1.10
Time deposits	808,561	1.44	810,675	1.59	841,378	1.78	877,448	1.95	805,924	2.09
Total interest-bearing deposits	7,254,378	0.38	7,028,127	0.44	6,741,210	0.58	6,228,342	0.69	5,891,393	1.14
Federal funds purchased	849,772	0.22	752,765	0.22	682,971	0.22	572,990	0.22	492,638	1.31
Other borrowings	64,689	4.33	64,701	4.41	64,717	4.78	64,711	4.85	64,707	4.85
Total interest-bearing liabilities	$8,168,839	0.40%	$7,845,593	0.46%	$7,488,898	0.59%	$6,866,043	0.69%	$6,448,738	1.19%
Non-interest-bearing liabilities:
Non-interest-bearing
demand deposits	2,923,041		2,812,254		2,728,513		2,646,030		1,749,671
Other liabilities	39,442		48,642		39,537		69,061		39,801
Stockholders' equity	996,741		956,847		917,626		862,500		853,800
Accumulated other comprehensive
income	20,185		18,502		18,547		18,307		8,170
Total liabilities and
stockholders' equity	$12,148,248		$11,681,838		$11,193,121		$10,461,941		$9,100,180
Net interest spread		3.08%		3.12%		2.96%		3.11%		3.27%
Net interest margin		3.20%		3.27%		3.14%		3.32%		3.58%

(1)	Average loans include loans on which the accrual of interest has been discontinued.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.
(3)	Unrealized losses on available-for-sale debt securities are excluded from the yield calculation.